RETIREMENT AGREEMENT

     Grossman's, Inc., a Delaware corporation ("Grossman's"), and Sydney
L. Katz ("Mr. Katz") hereby agree with respect to Mr. Katz' retirement from the employ of Grossman's, as follows:

     1. Mr. Katz hereby resigns from the offices of President and Chief Executive Officer and as a member of the Board of Directors of Grossman's and such of its subsidiaries and affiliates effective at 11:59 p.m. Eastern Standard Time, on October 4, 1996. Mr. Katz also hereby resigns as an employee of Grossman's, effective at 11:59 p.m., Eastern Standard Time, on October 4, 1996.

     2. Through October 4, 1996, Mr. Katz will continue to receive his Base Salary (as defined in the Employment Agreement dated as of December 1, 1994, as amended to date (the "Employment Agreement"), between Grossman's and Mr. Katz) in accordance with past practice, and shall otherwise be considered an employee of Grossman's for all purposes through such date.

     3. On October 4, 1996, Grossman's shall pay to Mr. Katz an amount equal to $506,447, less all applicable withholdings for taxes for amounts paid on October 4, 1996, by wire transfer of immediately available funds or by delivery of a certified or bank check.

     4. On January 3, 1997, Grossman's shall pay to Mr. Katz an amount equal to $356,445 together with interest thereon at an annual rate equal to 1% in excess of the prime rate of interest from time to time publicly announced by CoreStates Bank, N.A. or its successors at its office in Philadelphia, PA, from the date hereof to the date of payment, less all applicable withholding for taxes, by wire transfer of immediately available funds or by delivery of a certified or bank check.

     5. On April 4, 1997, Grossman's shall pay to Mr. Katz an amount equal to $356,445, together with interest thereon at an annual rate equal to 1% in excess of the prime rate of interest from time to time publicly announced by CoreStates Bank, N.A. or its successors at its office in Philadelphia, PA, from the date hereof to the date of payment, less all applicable withholding for taxes, by wire transfer of immediately available funds or by delivery of a certified or bank check.

     6. On October 4, 1996, Grossman's shall issue to Mr. Katz 200,000 shares of Common Stock (the "Shares") having an agreed value of $300,000. The certificates evidencing the Shares will bear a legend thereon restricting transfer in the absence of registration under the Securities Act of 1933, as amended (the "Act") or an exemption therefrom.

     7. The amounts set forth in Paragraphs 2 through 6 will be deemed "covered compensation" in 1996 for purposes of Mr. Katz' supplemental employee retirement plan.

     8. The Company will, at its expense, file a registration statement on Form S-3 (or such other form as may be appropriate) covering the Shares (together with such other shares currently held by Mr. Katz which would otherwise be treated as "restricted securities" within the meaning of Rule 144 under the Act) as soon as practicable after the date hereof, but in any event not later than October 22, 1996. The Company will use its best efforts to cause the Securities and Exchange Commission to declare said registration statement effective as soon after the filing thereof as is reasonably practicable.

     9. Payment of the amounts and delivery of the Shares as set forth in Paragraphs 3 through 6 will be in full satisfaction of Grossman's obligations under the Employment Agreement (including all bonuses and vacation pay), except as provided in Paragraph 13 below. In the event of a Change of Control (as defined in the Employment Agreement), any unpaid amounts owed to Mr. Katz pursuant to Paragraphs 4 and 5 shall thereupon be paid in full.

     10. Grossman's agrees that the shares of restricted stock issued to Mr. Katz under the 1995 Restricted Stock Plan (the "Plan") shall not be subject to forfeiture as a result of the execution of this Agreement, that any repurchase right on the part of Grossman's is hereby terminated, and that it will cooperate in Mr. Katz' obtaining certificates evidencing such shares which do not bear any legend thereon regarding restrictions under the Plan.

     11. Following the execution of this Agreement, Mr. Katz will not disparage Grossman's, including its products or management, in any communications (whether in writing or otherwise) with or to any of its customers, suppliers, employees or investors (including investment analysts). It shall not be considered disparagement of Grossman's for Mr. Katz to state publicly that he has retired in part as a result of a disagreement in philosophy with the Board of Directors of Grossman's concerning operations and management.

     12. Grossman's will issue the attached press release regarding Mr. Katz' retirement at the close of business on October 4, 1996. Inquiries from third parties to Grossman's directors and officers will be referred to Robert K. Swanson, Chairman of the Board, who will respond in a manner which is consistent with the press release. Grossman's agrees not to disparage Mr. Katz, including his work, in any communications (whether in writing or otherwise). It shall not be considered disparagement of Mr. Katz for Grossman's to state publicly that Mr. Katz has retired in part as a result of a disagreement in philosophy with the Board of Directors of Grossman's concerning operations and management.

     13. Except as otherwise set forth herein and except for the provisions of Paragraphs 7(g)(iii), 8(b), 9, and 10 of the Employment Agreement, which shall survive in full force and effect the execution and delivery of this Agreement, the Employment Agreement shall terminate and be of no further force and effect after October 4, 1996, it being understood that Grossman's shall remain obligated to continue to provide certain benefits in accordance with the provisions of Paragraph 7(g)(iii) of the Employment Agreement through October 4, 1999.

     14. On October 4, 1996, Mr. Katz shall return to Grossman's any credit cards, records and other property of Grossman's which he may have in his possession, except for certain used electronic equipment in his possession for which he has reimbursed Grossman's $1,000. Grossman's agrees to indemnify and hold Mr. Katz harmless from and against any claim, expense or damage relating to or arising as a result of the automobile currently used by Mr. Katz which will be returned to the Company, including, without limitation, any claims, damages or other causes of action relating to the lease thereof.

     15. Nothing in this Agreement shall impair or prejudice Mr. Katz' rights to indemnification under Grossman's charter or bylaws or to the benefits of any directors and officers liability insurance policies maintained by Grossman's.

     16. Grossman's shall, promptly after the receipt of appropriate documentation, reimburse Mr. Katz for any business expenses incurred by him prior to the date of this Agreement.

     17. In the event that any amounts paid to Mr. Katz pursuant to this Agreement are sought to be set aside or recovered as a "preference"
item in any proceeding under the federal bankruptcy laws, or are otherwise sought to be disallowed, Mr. Katz shall be entitled to pursue (or assert in his defense) any claims for monetary or other damages he may then have against Grossman's.

     18. Mr. Katz shall be entitled to receive, in accordance with the terms of the respective plans, all benefits under Grossman's pension plan, ERISA Excess Plan, and the supplemental employee retirement plan.

     19. The obligations of Grossman's set forth herein are in full payment of any amounts due Mr. Katz in respect of his employment by Grossman's and the termination thereof, except as provided in Paragraph 13 hereof. Except as provided herein, Mr. Katz has no claim of any nature against Grossman's related to such employment or termination, and Mr. Katz, on behalf of himself and his heirs and legal representatives, releases and discharges Grossman's and its directors and officers from all such claims, including without limitation any such claim arising under federal or state laws relating to the payment of compensation or benefits or to discriminatory employment practices.

     20. Except as provided herein, Grossman's has no claim of any nature against Mr. Katz related to his employment and Grossman's, on behalf of itself, its officers and directors, releases and discharges Mr. Katz, his heirs and legal representatives from all such claims.

     21. Grossman's agrees to pay, within 10 days of the submission of an invoice therefor, the reasonable fees and expenses of Mr. Katz' counsel, Hale and Dorr, in connection with the negotiation of this Agreement, not in excess of $4,500.

     22. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts. If any provision of this Agreement should for any reason be held invalid or unenforceable in any respect, such holding shall not affect any other provision of this Agreement, and such invalid or unenforceable provision shall be construed so as to be enforceable to the maximum extent compatible with applicable law.

     23. In signing this Agreement, Mr. Katz represents that he does so voluntarily and that he has been afforded a full and reasonable opportunity to consider its terms and to consult with or seek advice from any person of his choosing. Mr. Katz further represents that in signing this Agreement he has not relied on any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which are not set forth expressly in this Agreement.


GROSSMAN'S INC.                         SYDNEY L. KATZ


___________________________             _____________________________
Dated:  As of October 4, 1996           Dated:  As of October 4, 1996